EXHIBIT 99.1

UFP TECHNOLOGIES, INC.

172 East Main Street

Georgetown, MA 01833 – USA

Tel.  978-352-2200 / Fax  978-352-5616

info@ufpt.com / www.ufpt.com

FOR IMMEDIATE RELEASE	CONTACT:
Ron Lataille (978) 352-2200

UFP ANNOUNCES 2003 OPERATING RESULTS;
IMPROVED 4TH QUARTER SALES

Georgetown, Mass. (March 18, 2004).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty component products, today announced operating results for its fiscal year ended December 31, 2003.  The Company incurred an operating loss of $1.5 million, including a restructuring charge of $1.4 million associated with previously announced plans to close its molded fiber plant in Visalia, California, and consolidate manufacturing into its Clinton, Iowa, plant.  An estimated $200,000 in equipment moving costs were also incurred in the fourth quarter, and are included in the operating loss.  Sales for the year were down slightly, from $61.2 million in 2002 to $60.9 million in 2003. With the plant consolidation, the Company reported a net loss of $0.34 per common share outstanding, compared to a net loss of $0.05 in the prior year.

Sales for the fourth quarter of 2003 were $15.2 million, or 11.1% greater than sales of $13.7 million for the fourth quarter of 2002.  The Company reported an operating loss of $1.4 million for the quarter, including the restructuring charge and equipment moving expenses, compared to operating income of $187,000 in 2002.  The net loss for the quarter was $1.1 million or $0.24 per common share, compared to net income of $4,000 in 2002.

“During 2003, we continued a blended strategy of reducing costs to right-size UFP for the current business climate, while simultaneously investing in marketing initiatives, capital, and human resources to position us for a healthier future,” said R. Jeffrey Bailly, President and CEO.  Regarding the molded fiber plant consolidation, Bailly said, “We concluded that the efficiency of a single manufacturing location outweighed the strategic benefit of a west coast molded fiber plant location. This consolidation should result in markedly improved profitability for this business unit going forward.”

“On the investment front,” Bailly continued, “we have stepped up sales and marketing initiatives,  and added several industry veterans to our sales force.  In addition, we have consistently met every milestone in our previously announced $77 million automotive project, and we look forward to the program’s scheduled launch in the fourth quarter of this year.  With these cost reduction efforts, new program launches, and new sales/marketing resources, we anticipate improved results in 2004 and 2005.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the company’s investments, the expected volume of sales under the company’s new contract with a large Tier-1 automotive supplier, and the expected timing of the launch of the large Tier-1 automotive program.  The company cannot guarantee that it will benefit at all from its contract with the automotive supplier. This contract is terminable by the automotive supplier for any reason, subject to a cancellation charge. In addition, the $77 million revenue value of the contract is only an estimate, based on the projected needs of the automotive supplier. The company’s revenues are directly dependent on the ability of the automotive supplier to develop, market, and sell its products in a timely, cost-effective manner. If the automotive supplier’s needs decrease over the course of the contract, the company’s estimated revenues from this contract may also decrease. Even if the company generates revenue from the project, the company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected. Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the company’s expectations as of the date of this press release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Unaudited Three Months Ended		Audited Twelve Months Ended
	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02
Net sales	$15,248	$13,727	$60,902	$61,189
Cost of sales	12,676	11,252	50,178	49,084
Gross profit	2,572	2,475	10,724	12,105
SG&A	2,595	2,288	10,827	11,639
Restructuring charge	1,405	—	1,405	—
Operating income (loss)	(1,428)	187	(1,508)	466
Interest expense, other income & expenses	288	180	847	843
Income (loss) before income taxes	(1,716)	7	(2,355)	(377)
Income taxes	(621)	3	(839)	(143)
Net income (loss)	$(1,095)	$4	$(1,516)	$(234)
Weighted average diluted shares outstanding	4,520	4,365	4,490	4,343
Per Share Data
Net income (loss)	$(0.24)	$—	$(0.34)	$(0.05)

Consolidated Condensed Balance Sheet

($ in thousands)

	31-Dec-03 Audited	31-Dec-02 Audited
Assets
Current assets	$15,835	$15,122
Net property, plant, and equipment	11,473	11,206
Other assets	9,441	9,055
Total assets	$36,749	$35,383
Liabilities and stockholders’ equity
Current liabilities	$14,626	$13,581
Long-term debt	6,222	6,851
Other liabilities	3,210	901
Total liabilities	$24,058	$21,333
Total stockholders’ equity	12,691	14,050
Total liabilities and stockholders’ equity	$36,749	$35,383